Exhibit 11


                        Telephone and Data Systems, Inc.
                    Computation of Earnings Per Common Share
                    (in thousands, except per share amounts)

Three Months Ended March 31,                            1997         1996
-------------------------------------------------------------------------------

Primary Earnings
    Net Income                                       $    9,617     $   33,689
    Dividends on Preferred Shares                          (481)          (422)
                                                     ----------     ----------
    Net Income Available to Common                   $    9,136     $   33,267
                                                     ==========     ==========
Primary Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding                        61,184         59,035
    Additional shares assuming issuance of:
        Options and Stock Appreciation Rights               141            173
        Convertible Preferred Shares                         --            164
        Common Shares Issuable                               27             21
                                                     ----------     ----------
    Primary Shares                                       61,352         59,393
                                                     ==========     ==========
Primary Earnings per Common Share
    Net Income                                       $      .15     $      .56
                                                     ==========     ==========
Fully Diluted Earnings*
    Net Income                                       $    9,617     $   33,689
    Dividends on Preferred Shares                          (481)          (280)
                                                     ----------     ----------
    Net Income Available to Common                   $    9,136     $   33,409
                                                     ==========     ==========
Fully Diluted Shares
    Weighted average number of Common and Series A
        Common Shares Outstanding                        61,184         59,035
    Additional shares assuming issuance of:
        Options and Stock Appreciation Rights               144            182
        Convertible Preferred Shares                         --            642
        Common Shares Issuable                               27             21
                                                     ----------     ----------
    Fully Diluted Shares                                 61,355         59,880
                                                     ==========     ==========
Fully Diluted Earnings per Common Share
    Net Income                                       $      .15     $      .56
                                                     ==========     ==========


* This calculation is submitted in accordance with Securities Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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